EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES FOURTH QUARTER PERFORMANCE

COLDWATER, MICHIGAN, January 30, 2014—Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced a loss of $446,000 for the quarter ended December 31, 2013 compared to a profit of $747,000 for the same period in 2012. Basic and diluted losses per share for the quarter ended December 31, 2013 were ($.10) compared to basic and diluted earnings per share of $1.86 for the same period in 2012. Monarch Community Bank recorded a loss for the year ended December 31, 2013 of ($2.6 million) compared to a net loss of ($741,000) for the same period a year ago. Basic and diluted losses per share for the year ended December 31, 2013 were ($1.77). Basic and diluted losses per share for the year ended December 31, 2012 were ($1.85). The earnings and losses per share are adjusted for the previously announced one for five reverse stock split which was effective May 28, 2013.

Highlights of the quarter include the following:

•	Completion of a $16.5 million private placement of approximately 8,250,000 shares of Monarch Community Bancorp’s newly issued common stock.

•	The retirement of approximately $8.2 million in U.S. Treasury Tarp obligations for $4.4 million.

•	An increase in Tier 1 capital ratio from 5.56% as of September 30, 2013 to 10.75% as of December 31, 2013 and an increase in Total Risk Based capital ratio from 10.75% as of September 30, 2013 to 16.98% as of December 31, 2013.

•	A 22% decline in Nonperforming assets from $3.1 million at September 30, 2013 to $2.4 million at December 31, 2013. Nonperforming assets decreased $6.6 million, or 71% when compared to December 31, 2012.

•	A successful external commercial loan review, performed by Great Lakes Banc Consulting, which resulted in no downgrades of credits and no recommendations for additional charge-offs or loan loss provision.

•	A decrease in gain on sale of loans of $452,000, from $775,000 for the 4th quarter of 2012 to $323,000 for the 4th quarter of 2013.

•	The elimination of 24 FTE. This resulted in a decrease in compensation and benefits expense of $153,000, or 10.46% for the 4th quarter of 2013 compared to 4th quarter of 2012.

“The successful completion of the $16.5 million capital raise, the retirement of our TARP obligations at a significant (55%) discount, and the continued reduction in non-performing assets were highlights of the quarter,” stated Richard J. DeVries, President and CEO of Monarch Community Bank and Monarch Community Bancorp, Inc. “With the new capital in place, our focus in 2014 will be the growth of our business and a return to profitability. The staff reductions in 2013, combined with the growing momentum in both our commercial and residential lending areas, will assist us in this endeavor.”

Total interest income decreased from $2.03 million in the fourth quarter of 2012 to $1.76 million in the fourth quarter of 2013. This $269,000 decrease is largely due to the decrease in earning assets from period to period. Total interest expense declined $236,000 from $414,000 in the fourth quarter of 2012 to $178,000 in the fourth quarter of 2013. This was due to the overall cost of funds decreasing by 41 basis points and a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes resulted in 4th quarter 2013 net interest income decreasing $33,000 when compared to the same period in 2012.

The net interest margin for the fourth quarter of 2013 increased 41 basis points to 3.96% compared to 3.55% for the same period in 2012. The net interest margin for 2013 increased 23 basis points to 3.63% compared to 3.40% for the same period in 2012. The improvement in the margin continues to be largely due to the decline in cost of funds as management continues to monitor cost of funds.

Net interest income after the provision for loan losses decreased $1.1 million, for the three months ended December 31, 2013 compared to the same period in 2012. The Bank recorded a recovery of provision for loan losses of $1.1 million, in the fourth quarter of 2012 compared to no provision recorded in the fourth quarter of 2013. The recovery in 2012 was due to the sale of a large commercial credit. Non-performing assets totaled $2.4 million at the end of the fourth quarter of 2013, a decrease of $6.6 million, or 73.1%, from December 31, 2012. The Company recorded a net charge off of $321,000 for the quarter ended December 31, 2013 compared to a net recovery of $570,000 for the same period in 2012. Year ended December 31, 2013 net charge offs totaled $800,000 compared to $579,000 for the year ended December 31, 2012.

Non-interest income for the quarter ended December 31, 2013 decreased $428,000, or 33.28%, to $858,000 from $1.3 million, when compared to the same period a year ago. The decrease is mainly attributable to the decline in the gain on sale of loans which was a result of the slow-down in residential lending as rates rose in the second half of 2013. Non-interest income for the year ended December 31, 2013 increased $71,000, or 1.6%, compared to the year ended December 31, 2012.

Non-interest expense decreased $329,000, or 10.4% for the quarter ended December 31, 2013 compared to the same period a year ago. The decrease is primarily due to decreases in compensation and benefits and professional fees. Compensation and benefits decreased $153,000 as a result of the reduction in staffing completed early in the fourth quarter of 2013. The decrease in professional fees of $150,000 was attributable to decreases in accounting and legal fees. Non-interest expense increased $78,000, or .64%, for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Total assets were $171.1 million at December 31, 2013 compared to $190.3 million at December 31, 2012. Loans, net of loans held for sale, decreased $9.5 million, or 7.3%, to $118.5 million at December 31, 2013 from $128.0 million at December 31, 2012. Deposits decreased $19.9 million, or 11.7%, to $149.6 million during the fourth quarter from $169.5 million at of the end of 2012.

Stockholders’ equity increased by $9.3 million at December 31, 2013 compared to December 31, 2012. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for December 31, 2013 were as follows, tier 1 leverage ratio: 10.75% and total risk based ratio: 16.98%. In May of 2010, the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank has met these requirements with the completion of its $16.5 million private placement during the fourth quarter of 2013. The funds were generated from the issuance of approximately 8,250,000 newly issued shares of Monarch Community Bancorp’s common stock at an issuance price $2.00 per share. Funds from the raise were used to recapitalize Monarch Community Bank, to retire approximately $8.2 million in TARP obligations (at a discounted repurchase price of approximately $4.4 million), and to support the ongoing growth of the Bank. The Bank was well capitalized according to the FDIC definition as of December 31, 2013.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties and loan production offices in Kalamazoo, Calhoun, Ingham, Lenawee, Kent, Livingston and Jackson counties and one in Steuben county, Indiana.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	December 31,
	2013	2012
Assets
Cash and cash equivalents	$15,391	$28,744
Securities	24,053	15,398
Loans	118,945	130,045
Other assets	12,667	16,136

Total assets	$171,056	$190,323

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$149,555	$169,460
Borrowings	—	7,059
Other liabilities	1,781	3,337

Total liabilities	151,336	179,856
Stockholders’ equity	19,720	10,467

Total liabilities and stockholders’ equity	$171,056	$190,323

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Quarter Ended December 31,
	2013	2012
Interest Income	$1,756	$2,025
Interest Expense	178	414

Net Interest Income	1,578	1,611
Provision for Loan Losses	—	(1,100)

Net Interest Income After Provision for Loan Losses	1,578	2,711
Noninterest Income	858	1,286
Noninterest Expense	2,833	3,162
Income - Before income taxes	(397)	835
Income Taxes	—	—

Net Income	$(397)	$835

Dividends and amortization of discount on preferred stock	$49	$88
Net Income (loss) available to common stock	$(446)	$747

Earnings Per Share
Basic	$(0.10)	$1.86

Diluted	$(0.10)	$1.86

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Year Ended December 31,
	2013	2012
Interest Income	$7,378	$8,635
Interest Expense	1,168	2,106

Net Interest Income	6,210	6,529
Provision for Loan Losses	437	(1,042)

Net Interest Income After Provision for Loan Losses	5,773	7,571
Noninterest Income	4,391	4,320
Noninterest Expense	12,322	12,244
Income - Before income taxes	(2,158)	(353)
Income Taxes	38	—

Net Income	$(2,196)	$(353)

Dividends and amortization of discount on preferred stock	$360	$388
Net Income (loss) available to common stock	$(2,556)	$(741)

Earnings Per Share
Basic	$(1.77)	$(0.37)

Diluted	$(1.77)	$(0.37)